Exhibit 99.2
NYMAGIC, INC.
Moderator: George Trumbull
May 9, 2006
9:00 a.m. EDT

Operator:	I would like to welcome everyone to the NYMAGIC, INC. first quarter results 2006 conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number #1on your telephone keypad. If you would like to withdraw your question press star then the number 2.

Any forward-looking statements concerning the company’s operations, economic performance and financial position contained herein including statements related to the outlook of the company’s performance in 2006 and beyond are made under the Safe Harbor Provisions of the Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies many of which are beyond the control of the company.

Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but are not limited to the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, estimation of loss reserves and loss reserve development, net loss retention and the effect of contribution, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission.

These risks could cause financial results of the 2006 year and beyond to differ materially from those expressed in any forward looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made.

Thank you.

George Trumbull, Chairman, sir, you may begin.

George Trumbull:	Thank you Crystal and good morning everyone. I am happy to be here and talk about the quarter today. With me are George Kallop, the Chief Executive Officer, Mark Blackman, the head of underwriting, and Tom Iacopelli, our Chief Financial Officer.

George Kallop will make some remarks about the quarter and then we’ll be happy to address any of your questions as we’ve done in the past. George.

George Kallop:	Thank you, George. Good morning, everyone. This morning, as George said, I’d like to make some brief comments on first quarter results and then we will be happy to take any questions you may have.

In summary, the company had an excellent first quarter. Net earnings for the first quarter of 2006 totaled $7.7 million or 85 cents per share as compared with $3.3 million or 37 cents per share for the first quarter of 2005. Earnings per share more than doubled from a year ago.

The company’s combined ratio for the first quarter of 2006 was 96.8% compared with 99.5% for the first quarter of 2005. This was also a significant improvement. The loss ratio was 56.2%, down slightly from 57.7% for the first quarter of 2005, and, the expense ratio was 40.6%, also down slightly from 41.8% for the first quarter of 2005.

Gross premiums written during the first quarter of 2006 totaled $62.8 million compared with $49 million during the first quarter of 2005. This was a 28% increase over the prior year. This increase was achieved as a result of continued significant growth in our other liabilities segment. Increases in excess workers’ compensation premiums accounted for a large portion of this increase.

Net premiums written during the first quarter of 2006 totaled $38.1 million compared with $35.4 million during the first quarter of 2005. This was an increase of 8%.

Net premiums written were reduced during the quarter by two significant factors. First, we entered into a quota share treaty for our energy business that covered a number of policies written during the fourth quarter of 2005. This was part of our defensive strategy regarding energy exposures. This transaction resulted in a $1.4 million reduction in net premiums written for the first quarter of 2006.

Second, we sustained adverse gross development from hurricanes Katrina and Rita. Gross losses increased from about $71 million to about $78 million. While our net losses did not change, this cost us $700,000 in reinstatement premiums.

Net premiums earned totaled $37.2 million compared with $35.5 million during the first quarter of 2005. This was an increase of 5%. Net premiums earned were adversely affected by the $700,000 of reinstatement premiums that I just described, as well as by about $600,000 attributable to the energy quota share treaty I also just mentioned.

On the investment front net investment income totaled $12 million for the first quarter of 2006 compared with $6.6 million during the first quarter of 2005. This was an increase of 81%. It resulted from higher investment balances, strong returns from hedge funds, larger portfolio trading profits, and higher yields on our short-term investments.

From a cash flow perspective the company ended the first quarter of 2006 with $670.3 million in cash, investments, and net receivables for securities sold, an increase of $3.9 million from the end of last year.

Overall the company had an excellent first quarter. We achieved a substantial profit, our underwriting business performed well, and investment results were exceptionally strong. We are pleased with the results that we have delivered to our shareholders.

With that said I would be happy to answer any questions you may have.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Doug Mewhirter with Ferris, Baker, Watts.

Doug Mewhirter:	Good morning.

George Kallop:	Good morning.

George Trumbull:	Good Morning, Doug.

Doug Mewhirter:	I have a couple of numbers questions and a couple of qualitative underwriting type questions.

First, it looks like your excess workers comp business really grew in the quarter. Is that mostly in New York? Was there any California business as well? I know you do a lot of the self-insured programs.

George Kallop:	Why don’t I ask Mark Blackman, who is here today, to give you a little bit more detail on that.

Mark Blackman:	The answer is yes. It’s New York and California and the plan is to expand the book nationwide. It’ll take a while to ramp up as we need to get the licenses in all the states. We’ve been writing this book on a smaller limit for the last three years and what we’ve decided to do, is expand to be able to write statutory limits. We see this as a growth area for the future.

George Trumbull:	Does that answer your question Doug?

Doug Mewhirter:	Yes. Thank you very much for that.

I had a question on the claims side. You said that there was no net hurricane development. Was there any other net reserve development in the quarter?

Thomas Iacopelli:	Doug, this is Tom Iacopelli. No, overall we had favorable development of about $1.1 million.

Doug Mewhirter:	One point one million?

Thomas Iacopelli:	Yes.

Doug Mewhirter:	Okay. Also in your investments, which look to be very strong, you mentioned that your rates of return on your cash were higher because of short-term yields. Do you have an estimate of what that was or an approximation of what that was as well as what the total return on your hedge funds were for the quarter?

Thomas Iacopelli:	You mean what the rates were?

Doug Mewhirter:	Yes.

George Kallop:	I think we had a little over 4% in our short-term portfolio and our income from hedge funds amounted to about $5.8 million for the quarter. That compared to $3.7 million for the first quarter of last year.

Doug Mewhirter:	Okay. Also, do you have what your stat surplus was at the end of the quarter?

George Kallop:	Yes. It’s a little over $190 million.

Doug Mewhirter:	A little over $190 million.

George Kallop:	On a combined basis.

George Trumbull:	Doug, this is George Trumbull. The 4% is an annual yield, and the hedge funds yielded almost 3% for the quarter.

Doug Mewhirter:	Okay. That answers all my questions. Thank you very much.

George Trumbull:	Thank you.

Operator:	Again if you would like to ask a question please press star then the number 1 on your telephone keypad.

Your next question comes from the line of Bobby Melnick with Terrier Partners.

Bobby Melnick:	Good morning.

George Trumbull:	Good morning, Bobby.

Bobby Melnick:	I’m sorry. I’m trying to scale through the release and I just am unable to find it. So I apologize. At year end what was the size of the hedge fund invested portfolio please? Just to try and get a percentage performance in the first quarter.

George Kallop:	Sure.

Bobby Melnick:	You said $5.8 million was the return.

George Kallop:	At the end of December the hedge fund balance was about $140 million.

Bobby Melnick:	A hundred and forty million and it was $5.8 million. Enter $140. Divide. So it was up 4% in the first quarter?

George Trumbull:	Not quite four.

Bobby Melnick:	Okay.

Thomas Iacopelli:	Currently we have about $156 million in our hedge fund portfolio.

Bobby Melnick:	Okay. I’m the least knowledgeable in terms of the insurance business on this conference call I assure you. Can you walk me through a little bit about the characterization of some of the items you’ve discussed vis-à-vis the marine side? Specifically if you had said to me six months ago that the company was going to be posting first quarter numbers such as the ones you did today, I might have thought that that was logical and reasonable given that a lot of people in the fourth quarter were expecting significant increase in pricing on the marine side. So it comes as some surprise to look and see that the ocean side of the business was actually down in the first quarter. Now I’m assuming that a lot of that is a function of some of the specific items you mentioned, and I’m just wondering if you could perhaps amplify on that and clarify on that in terms of are these recurring items. Or, are these the sort of things that may continue into 2006, or would my assumption be correct that going forward, the pricing is improved, and that we should see continued growth in the business spending as a function of both the losses that insurers incur and the fact that there is some need for capacity in that business? Thanks.

George Kallop:	I think the best way to start this, is to dig down into a bit more granular detail within the segments. For example, I’ll start with ocean marine. Ocean marine over all was down, but you have to look at the segments within ocean marine to get a full grip on what’s going on. First of all, marine liabs was in fact up. Energy was also up, although as we previously said, we have adopted a pretty defensive posture on the energy side and are being quite selective about what we are doing.

In the hull area, we continue to cull the book. We are not happy with the levels of pricing there, so there are declines in that segment. There were some declines in cargo as well. So again, as you look at the various components of ocean marine, some are just fine and growing like marine liabs, and some we are intentionally reducing, like hull and energy. There are some rate pressures on a number of segments outside the energy area, because, quite frankly, I think one of the things that’s going on, is that people are shying away from some of the energy exposures and therefore, given their capital, are looking for other things to do and moving into other segments.

In the inland marine area there has been some reduction in the property segment offset to some extent, by increases elsewhere. In the other liabs area there have been substantial increases and as we already said, the most substantial of those increases, relates to the excess workers’ comp area.

George Trumbull:	Bob, this is George Trumbull. I would also note that virtually all of the special items that we talked about in the first quarter as it relates to the energy business would be non-recurring. We could get a little bit further development on Katrina and Rita, which in the first quarter cost us $700,000 in reinstatement premiums, but our net losses wouldn’t go up, it just would be reinstatement premiums.

We don’t anticipate much more further development so I would treat that as non-recurring and I think it’s unlikely to occur in other quarters.

Bobby Melnick:	Helpful. Thank you.

Operator:	Your next question comes from Anang Majmudar with Amajak Capital Management.

Anang Majmudar:	Good morning. Thanks for taking my call. I appreciate it.

George Kallop:	Good morning.

George Trumbull:	Good morning.

Anang Majmudar:	I had a couple of questions for you. I’ll start with asking you if you might be able to provide us a little bit of detail on the new quota share arrangement that you do have in place, and how that inures to your benefit, given the defensive posture that you have with respect to the energy business and the ocean marine segment overall. What I’m asking is, given some of the changes that you’ve made based on market conditions, how does that work in concert with the quota share?

George Kallop:	In very broad terms, the quota share is an 80% quota share. So we write business, but 80 cents of it gets ceded away. We do collect ceding commissions for that, however, so that enhances the profitability of what we keep. In many respects it is an enhancer of return on risk, so to speak.

That quota share was also designed to reach back into the fourth quarter to pick up some policies written in that quarter, which was part of the reason why net premiums written and net premiums earned were adversely affected. The reasons for that defensive strategy are quite obvious. We’ve talked about it before. There is a lot of conversation out there and articles are being written, that hurricane severity is here to stay.

We decided that the energy sector is not a big part of our business and therefore adopted a strategy that is rather defensive in nature. We thought that it was a wise and prudent thing for the company to do, to insulate ourselves from losses, to the extent they occur, by entering into the quota share arrangements that we did. Also, we are being very selective on the types of business we continue to write both as regards pricing adequacy and as regards terms and conditions.

Did that respond to your question?

Anang Majmudar:	Sure. Thank you. I appreciate that. With respect to the additional gross adverse development stemming from the hurricanes, could you touch on what business segments that that is stemming from?

George Kallop:	Almost all of the claims development that we’ve had on the hurricanes is energy related.

George Trumbull:	Yes, rig related in the Gulf primarily. I think there was one liability claim but other than that it’s almost all rig related.

George Kallop:	As we mentioned previously, given our reinsurance structure and where we stand, further development really doesn’t impact our net loss position. At least it hasn’t so far. It does result in some additional reinstatement premiums, but as I’m sure you can appreciate, our gross losses went from $71 million to $78 million and cost us $700,000 in reinstatement premiums or roughly 10 cents on the dollar.

Anang Majmudar:	Sure. Although I know you’ve mentioned here on the call that you don’t really expect further development, what order of magnitude would be required for your company to have to turn around and pay additional reinstatement premiums?

George Trumbull:	Reinstatement premiums we’d have to pay. Are you asking what our cap is and how far gross development would have to be before it would hit our net line?

Anang Majmudar:	Yes. I’m just looking to try and get a sense from, where we are today, and what would it take for there to be additional costs incurred by you, whether that be additional payments for the reinsurers or net payments that you might have to make?

George Kallop:	There are two ways. One, additional development takes place, to the extent that there is any further development, as those claims are addressed, that results in additional reinstatement premiums. But as I said I think the order of magnitude is in the range of 10 cents on the dollar.

George Trumbull:	Yes I think, on the up side we’d have to have another $25 million or $30 million in claims on top of the $78 million already. So another 25% deterioration before we come close to our cap.

Thomas Iacopelli:	Keep in mind the $78 million is for both Rita and Katrina, and slightly more than half of that relates to Katrina. The balance relates to Rita. So we are well within our reinsurance program for both of them. Each loss would have to deteriorate substantially for us to go above our reinsurance program.

Anang Majmudar:	Understood. Is there anything unusual about the claims stemming from these hurricanes that led to the adverse development or the progression of the claims process? Would you characterize it as fairly normal, or will initial estimates turn out to be somewhat higher?

Mark Blackman:	This is Mark Blackman again. These hurricanes were so horrible and they followed so closely upon the heels of each other, I think they’ve just had trouble getting surveyors out to deal with these claims. I don’t expect much more leakage on this. It was just the magnitude of the two hurricanes.

Anang Majmudar:	Okay. My next question brings all of this back full circle. Given some of the modeling changes and changes in the assumptions that your company and others are employing and given, however small it is, you do have some exposure to the energy market and the pricing, can you help me understand how your energy book is positioned going forward?

Are you writing smaller limits? So let’s say, if premium doesn’t change because even if we add back the $1.4 million there’s not much change in that written premium. Can you give me a sense of how the underlying profitability has sort of shifted in your favor, if that’s a correct statement on my part.

Mark Blackman:	This is Mark Blackman. The gross premiums have gone up substantially in energy. Also, the deductible and retentions have gone up substantially. Finally, some of the terms have improved and they’re not covering business interruption or contingent business interruption where you would pay a lot, because one of the receivers of your oil was down.

We are culling our writings. We’re not writing the very, very large accounts, where it appears they don’t need to buy insurance, and we’re looking very hard at the deductible retention as a function of the total insured values.

It’s one thing to just increase the deductible, but you have to look at the magnitude of the claim. Our analysis is that if we had both Katrina and Rita again in the same damn place, we’d probably be hard-pressed to make money even at the new, improved terms. We think, one hurricane we would be fine.

So the premiums are down, because we’re culling, but rates are up substantially.

Anang Majmudar:	The last question I’ll ask you is, would you be able to give us a sense of how much at the holding company there is in terms of cash or short term investments or investments in general?

Thomas Iacopelli:	Sure. We have all in around $90 million of total investments between cash or investment in Tiptree as well as some miscellaneous hedge fund investments.

Anang Majmudar:	Thank you very much. And a great quarter.

Operator:	Your next question comes from the line of Allyn Seymour with Columbia Management.

George Trumbull:	Allyn, how are you?

Allyn Seymour:	Good. How are you?

I’d like to look at a little bit more at this excess workers’ comp if I might. First, who do you think your competitors are? Who do you think you’re competing against? What is the expected ROE? What are you thinking in terms of the capital needs to go national here? What are the implications on your investment strategy for this? I presume it’s kind of a little longer tailed business. Could you flesh out a little bit more of your thinking here?

George Kallop:	Why don’t I ask Mark to talk a little bit about the underwriting and we can talk about how that ties into the investment strategy.

Mark Blackman:	The underwriting is focused on self-insured programs. We’ve always felt our talent at NYMAGIC is in excess liabilities. We’re very good at severity.

We don’t really like to deal with huge frequency business. A lot of these insureds are self-insured trusts and trusts that got tired of the ups and downs in prices and they’re content to stay put.

Essentially, they are, small, quasi-assessable mutuals. We provide excess limits on top of that.

In terms of loss picks, I think I’ll defer that one back to our CEOs.

Allyn Seymour:	Want to talk about competition, Mark, a little bit?

Mark Blackman:	Competition is Clarendon, who, I think has been redefined as Praetorian and AIG. We also compete with the standard markets in this class.

George Kallop:	I think in terms of where we are, it’s developing nicely so far. The experience is good. Claims are few and far between. In terms of the longevity of the claim period, it does offer us the opportunity to go longer on the investment portfolio if we want, but as evidenced by the last few years, our strategy so far has been to be cautious within the fixed income sector going very far out. Quite frankly, I don’t see any great need to do that right now.

Short rates are pretty attractive. We, of course, continue to assess that, but, we’re pretty happy with where we stand on the investment side right now.

I don’t think that this particular line is going to lead to any changes.

George Trumbull:	Did that answer your questions, Allyn?

Allyn Seymour:	Yes. Great. Thanks.

Operator:	Again, to ask a question, please press star, then the number one. Your next question comes from the line of Joel Salomon with Financial Stock.

George Trumbull:	Good morning, Joel.

Joel Salomon:	Good morning, George. I just had a couple of questions. One, on the quota share reinsurance. Could you give us a sense of the cost of the reinsurance. Really how much it was, and any sense as to how the increase would have been compared to last year?

Also, do you do any analysis of the credit quality of the reinsurance company and the minimum credit quality of that reinsurer?

George Kallop:	Just a couple of things. One, is that historically, the energy sector was picked up in what we refer to as our marine mainframe reinsurance structure.

We elected at the end of last year to drop it out of that structure, because quite frankly, the cost was quite prohibitive from our perspective.

The cost of that marine mainframe program increased in round numbers about 10%, but we view that as a rather nice outcome in a tough market following the hurricanes.

The energy quota share is an 80% quota share. We collect ceding commissions back on that. So, from our perspective, it’s quite a profitable trade. The opportunity to lay off 80% of these risks is something that we thought was very prudent to do.

Thomas Iacopelli:	In terms of the reinsurers, we’re dealing with very large reinsurers that have very good ratings. They’re lead by a number of Bermuda companies, including Ace and Validus. We also have American Re on our treaty as well.

George Kallop:	We spend a lot of time monitoring credit quality, and are quite proud of the fact that a very high percentage of our reinsurance receivables come from companies rated A or better, or are collateralized somehow. So we’re not really concerned on the reinsurance credit quality front.

Joel Salomon:	Thank you. On the hedge fund returns, obviously the balance has increased from year end to $156 million, you said.

Now, second quarter returns have been excellent for five or six weeks now. Give us the sense of how your returns compare to the indices? Are you about the same, consistent, a little bit lower?

George Trumbull:	I don’t have a comparison today of our returns compared to the indices. We have, historically, outperformed the indices, but there is a lot of volatility in a lot of the hedge funds. As Skip Shaw likes to say, they are like vegetables. You can have eggplants and carrots. Our portfolio is structured to deliver consistently good returns with low volatility. So trying to compare it with indices where you have, equity hedge funds, etcetera, etcetera, doesn’t work very well. We tend to look at delivering 500 to 600 basis points over Libor, with volatility of about one-fifth of the S&P index as our target. I think we’ve been pretty consistent over the last three years in doing that. In fact, we have done slightly better than that every year.

Joel Salomon:	Right. Clearly the return on the first quarter was excellent. Second quarter, at least for the first five weeks, even if we are flat or have no change, the rest of the quarter should be at least that return.

So it seems like a contribution from investment income should be quite good in the second quarter as well. Would you agree?

George Trumbull:	It’s a little early in the quarter to be predicting, and we don’t make forward predictions, but yes, our hedge funds have performed quite well. We’re very pleased with them.

I think Mariner has done a superb job in managing our money. And we’re very pleased with the investment income.

I would say I probably wouldn’t take the $11.6 million and multiply that by four to get your investment income for the year, because there is going to be some volatility. As the Mariner guys like to say; don’t annualize one quarter’s worth of returns.

Joel Salomon:	Of course. Going back to the adverse development, it seems to me that there’s just no way that any additional adverse development would actually affect net loss, because you increase your gross loss maybe less than 10%, there’s no way that that could increase by another 30% going forward. Is that correct?

George Trumbull:	You never say never, but I think it’s highly unlikely. If it ever got to that point for us, there’d be a lot of other companies that were bankrupt or losing their ratings or having a lot more severe problems.

So I think it’s highly unlikely. Katrina is pretty well developed. We haven’t had much, if any, adverse development on Katrina, and Rita is pretty far along as well.

As Mark said, it was hard getting appraisers and other things done because you had two big events back to back, but I think we’ve seen most of the claims, and we feel pretty confident that we have claim notification on almost all of the claims we’re going to get.

Now it’s just fleshing out the amount of those claims, but I think significant adverse development from here on those two events is highly unlikely.

Joel Salomon:	Could you give us a sense as to what percent of claims have been paid on Rita?

Thomas Iacopelli:	We’ve paid about $10 million for Rita and Katrina, and most of that was paid in the first quarter of this year.

Joel Salomon:	Great. Thanks a lot.

Operator:	Again, if you would like to ask a question, please press star, then the number one on your telephone keypad.

Operator:	Sir, at this time, there are no questions.

George Trumbull:	Thank you, Crystal. Thank you everyone, we appreciate your calling in and your interest in the company and your questions. We look forward to talking to you after the second quarter.

As always, any of you who might want to stop and visit us in New York, call Thomas Iacopelli and we’ll be happy to see you. Thanks very much. Thank you.

Operator:	This concludes today’s NYMAGIC first quarter results 2006 conference call. You may now disconnect.
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